EXECUTION COPY

ESCROW AGREEMENT

This ESCROW AGREEMENT (this "Agreement") is made as of December 19, 2008 (the "Closing Date") by and among Vector Intersect Security Acquisition Corp., a Delaware corporation ("Parent"), Cyalume Acquisition Corp. ("Purchaser"), GMS Acquisition Partners Holdings, LLC ("Seller") and American Stock Transfer & Trust Company, LLC, as escrow agent (the "Escrow Agent").

WHEREAS Parent, Purchaser, Cyalume Technologies, Inc. (the "Company") and Seller are parties to that certain Stock Purchase Agreement, dated as of February 14, 2008, as amended, (the "Stock Purchase Agreement") relating to the acquisition by Purchaser of the entire capital stock of the Company (each capitalized term which is used but not otherwise defined in this Agreement has the meaning assigned to such term in the Stock Purchase Agreement); and

WHEREAS, the execution and delivery of this Agreement by Parent, Purchaser, Seller and the Escrow Agent is a condition to each party's obligation to effect the Closing pursuant to the Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties hereby agree as follows:

1.
Deposit of Escrowed Shares.  At the Closing, simultaneously with the execution and delivery of this Agreement, Purchaser will deliver to the Escrow Agent 1,505,646 shares of Parent Common Stock (the "Escrowed Shares") pursuant to the terms and conditions of Section 2.3(b) of the Stock Purchase Agreement, which shall be held pursuant to this Agreement as security for any obligations of Seller and the Members pursuant to, and in accordance with, Sections 2.4(e), 11.1 and 11.7 of the Stock Purchase Agreement.  The Escrow Agent shall not distribute or release the Escrowed Shares except in accordance with the terms of this Agreement.  All dividends or distributions in respect of the Escrowed Shares (whether in the form of cash, securities or other property) shall be paid promptly upon their receipt by the Escrow Agent to Seller or, at the election of Seller, to the members of Seller listed on Schedule 1 attached hereto (collectively, the “Members”).

2.	Escrow Agent's Disbursements of the Escrowed Shares. The Escrow Agent shall disburse the Escrowed Shares, or any portion thereof, only in accordance with Sections 2(a), 2(b) and 2(c) below.

(a)
Disbursement of the Escrowed Shares Pursuant to Joint Instructions.  The Escrow Agent shall distribute the Escrowed Shares, or any portion thereof, in accordance with the joint written instructions of Parent and Seller in the form of Exhibit A attached hereto.

(b)
Disbursement of Escrowed Shares on the Initial Release Date.  On the date that is six (6) months after the Closing Date (the "Initial Release Date"), at the written instruction of Seller, the Escrow Agent shall disburse to Seller, or at the election of Seller to the Members, a number of Escrowed Shares determined by dividing (i) $6,000,000 by (ii) the Market Value.  Seller's written instruction to the Escrow Agent shall include the number of Escrowed Shares to be disbursed to Seller or to each Member (as applicable) pursuant to this Section 2(b).

"Market Value" means the average per share closing price of Parent Common Stock (as quoted on the OTC Bulletin Board) for the twenty (20) consecutive trading days immediately prior to the Initial Release Date.

(c)
Disbursement of the Escrowed Shares on the Final Release Date.  On the date that is eighteen (18) months after the Closing Date (the "Final Release Date"), at the written instruction of Seller, the Escrow Agent shall disburse to Seller, or at the election of Seller to the Members, all of the remaining Escrowed Shares, unless one or more claims for indemnification of the Parent Indemnitees in accordance with Section 11.1 of the Stock Purchase Agreement are pending as of such date, in which case the Escrow Agent shall retain the Retained Amount and shall release the Retained Amount only upon the joint written instruction of Seller and Parent.  If Seller has elected to disburse the Escrowed Shares to the Members pursuant to this Section 2(c), Seller shall include in its written instruction to the Escrow Agent the number of Escrowed Shares to be disbursed to each Member.

(d)	Taxes.

(i)	Seller is required to prepare and file any and all income or other tax returns applicable to the Escrowed Shares in accordance with applicable laws.

(ii)
Neither the Escrow Agent nor the Parent shall have any responsibility for the preparation and/or filing of any tax or information return with respect to the Escrowed Shares or any transaction, whether or not related to this Agreement (or a related agreement).

(iii)	Each of Purchaser, Parent and Seller shall furnish the Escrow Agent with any forms reasonably required by the Escrow Agent.

3.
Liability and Duties of Escrow Agent.  The Escrow Agent's duties and obligations under this Agreement shall be determined solely by the express provisions of this Agreement.  The Escrow Agent shall be under no obligation to refer to any documents other than this Agreement and the instructions and requests delivered to the Escrow Agent hereunder.  The Escrow Agent shall not have any duties or responsibilities except as expressly provided in this Agreement.  The Escrow Agent shall not be obligated to recognize, and shall not have any liability or responsibility arising under, any agreement to which the Escrow Agent is not a party, even though reference thereto may be made herein.  With respect to the Escrow Agent's responsibility, Purchaser, Parent and Seller further agree that:

(a)
The Escrow Agent, including its officers, directors, employees and agents, shall not be liable to anyone whomsoever by reason of any error of judgment or for any act done or step taken or omitted by the Escrow Agent, or for any mistake of fact or law or anything which the Escrow Agent may do or refrain from doing in connection herewith, unless caused by or arising out of the Escrow Agent's fraud, gross negligence, bad faith or willful misconduct.  The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by the Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel.  Purchaser, Seller and Parent shall jointly and severally indemnify and hold the Escrow Agent and its officers, directors, employees and agents harmless from and against any and all liability and expense which may arise out of its acceptance of the Escrowed Shares or any action taken or omitted by the Escrow Agent in accordance with this Agreement, except for such liability and expenses which results from the Escrow Agent's fraud, gross negligence, bad faith or willful misconduct. Such indemnification shall survive the Escrow Agent's resignation or removal, or the termination of this Agreement until extinguished by any applicable statute of limitations.

(b)
Each of Purchaser, Parent and Seller may examine the Escrowed Shares and the records pertaining thereto at any time during normal business hours at the Escrow Agent's office upon 24 hours prior notice and pursuant to the reasonable regulations of the Escrow Agent.

(c)
This Agreement is a personal one, the Escrow Agent's duties hereunder being only to Purchaser, Parent and Seller, their successors, permitted assigns, heirs and legal representatives, and to no other person whomsoever.

(d)
No succession to, or assignment of, the interest of Purchaser, Parent or Seller shall be binding upon the Escrow Agent unless and until written evidence of such succession or assignment, in form reasonably satisfactory to the Escrow Agent, has been filed with and accepted by the Escrow Agent.

(e)
The Escrow Agent may rely or act upon joint written instructions signed by Parent and Seller or bearing a signature or signatures reasonably believed by the Escrow Agent to be genuine of Parent and Seller.

(f)
In case any property held by the Escrow Agent shall be attached, garnished or levied upon under a court order, or the delivery thereof shall be stayed or enjoined by a court order, or any writ, order, judgment or decree shall be made or entered by any court, or any order, judgment or decree shall be made or entered by any court affecting the property deposited under this Agreement or any part thereof, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders, judgments or decrees so entered or issued, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order, judgment or decree, the Escrow Agent shall not be liable to Purchaser, Parent, Seller or to any other person by reason of such compliance in connection with such litigation, and Purchaser, Seller and Parent agree to pay to the Escrow Agent on demand its reasonable costs, attorneys' fees, charges, disbursements and expenses in connection with such litigation.

(g)
The Escrow Agent reserves the right to resign at any time by giving written notice of resignation to Purchaser, Parent and Seller specifying the effective date thereof.  Within thirty (30) days after receiving such notice, Purchaser, Parent and Seller jointly shall appoint a successor escrow agent to which the Escrow Agent shall distribute the property then held under this Agreement, whereupon the Escrow Agent shall upon such distribution to a successor escrow agent, be discharged of and from any and all further obligations arising in connection with this Agreement, except for such liability and expenses which results from the Escrow Agent's fraud, gross negligence, bad faith or willful misconduct. If a successor escrow agent has not been appointed or has not accepted such appointment by the end of such thirty-day period, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent, and Parent shall pay all of the costs, expenses and reasonable attorneys' fees which are incurred in connection with such proceeding.  Until a successor escrow agent has accepted such appointment and the Escrow Agent has transferred the Escrowed Shares to such successor escrow agent, the Escrow Agent shall continue to retain and safeguard the Escrowed Shares until receipt of (A) a joint written instruction by Parent and Seller, or (B) an order of a court of competent jurisdiction.

(h)
In the event of any disagreement between Purchaser, Parent and Seller resulting in conflicting claims or demands being made in connection with the Escrowed Shares or in the event that the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent shall be entitled to interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets and to retain the Escrowed Shares until the Escrow Agent shall have received (A) an order of a court of competent jurisdiction directing delivery of the Escrowed Shares, or (B) a joint written instruction executed by Parent and Seller directing delivery of the Escrowed Shares, at which time the Escrow Agent shall disburse the Escrowed Shares in accordance with such court order or joint written instruction.  The parties hereto other than the Escrow Agent further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to same, if possible.

(i)
The Escrow Agent does not have any interest (ownership or otherwise) in the Escrowed Shares but is serving as escrow holder only and has only possession thereof.  If any payments of income from the Escrowed Shares shall be subject to withholding regulations then in force with respect to United States or other taxes, Parent, Purchaser and Seller agree to provide the Escrow Agent with appropriate forms for or with respect to such withholding.

4.
Compensation of Escrow Agent.  The Escrow Agent shall be entitled to fees and reimbursement for expenses including, but not by way of limitation, the fees and costs of attorneys or agents which it finds necessary to engage in performance of its duties hereunder, in accordance with the fee schedule attached hereto as Exhibit B.  All of such fees and expenses due at Closing shall be paid at the Closing by Parent.

5.
Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and shall be given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient with telephonic confirmation by the sending party.  All such notices, demands or other communications shall be deemed to have been received: (i) in the case of sending by personal delivery or via a nationally recognized overnight courier, upon delivery; (ii) in the case of transmittal by facsimile, upon the completion of the transmission by facsimile; or (iii) in the case of sending by certified or registered mail, return receipt requested and postage prepaid, five (5) business days following the day of deposit with the United States Postal Service.  Such notices, demands and other communications will be sent to the address indicated below:

Seller:

GMS Acquisition Partners Holdings, LLC
c/o Columbus Nova
153 East 53rd Street
New York, NY  10022
Facsimile:  (212) 308-6623
Attention:  Jason Epstein and Steven Flyer

with a copy to (which shall not constitute notice to Seller):

Kirkland & Ellis LLP
153 East 53rd Street
New York, NY  10022-4675
Facsimile:  (212) 446-6460
Attention:  Jai Agrawal

Purchaser or Parent:

c/o Vector Intersect Security Acquisition Corp.
65 Challenger Road
Ridgefield Park, New Jersey
Facsimile: (201) 712-9498
Attention:  Yaron Eitan

with a copy to (which shall not constitute notice to Parent or Purchaser):

Loeb & Loeb LLP
345 Park Avenue
New York, NY  10154
Facsimile:  (212) 407-4990
Attention:  Mitchell N. Nussbaum and Robert B. Lachenauer

Escrow Agent:

American Stock Transfer & Trust Company, LLC
123 South Broad Street, 11th Floor
PA1328
Philadelphia, PA 19109
Attention: Alan G. Finn
Facsimile No.:  (718) 765-8758

with a copy to:

American Stock Transfer & Trust Company, LLC
6201 Fifteenth Avenue
Brooklyn, NY  11219
Attention:  Herbert J. Lemmer
Facsimile No.:  (718) 331-1852

Any party may change the address to which notices are to be delivered by giving the other parties hereto notice in the manner provided in this Section 5.

6.	Binding Effect; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.
Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

8.
No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by Parent, Purchaser and Seller to express their mutual intent, and no rule of strict construction will be applied against any person.

9.
Headings.  The headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no heading had been used in this Agreement.

10.
Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one person, but all such counterparts taken together will constitute one and the same instrument.

11.
Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

12.	Amendment. This Agreement may not be amended or modified, except by a written instrument executed by Parent, Purchaser, Seller and the Escrow Agent.

13.
Termination.  This Agreement shall remain in effect unless and until (i) the Escrowed Shares are distributed in full or (ii) terminated in a written instrument executed by Parent, Purchaser and Seller, in which event such termination shall take effect no later than ten (10) days after notice to the Escrow Agent of such termination.  Termination of this Agreement shall not impair the obligations of (i) Parent and Purchaser set forth in Sections 3(a), 3(f), and 4 or (ii) Seller set forth in Sections 3(a) and 3(f), which such obligations shall survive.

14.
Merger or Consolidation.  Any banking association or corporation into which the Escrow Agent (or substantially all of its corporate trust business) may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, shall succeed to all the Escrow Agent's rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto.

15.
Entire Agreement.  This Agreement and the Stock Purchase Agreement contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

16.
No Third-Party Beneficiaries.  Subject to the immediately following sentence, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.  Notwithstanding anything herein to the contrary, the Parent Indemnitees and the Members are the intended third-party beneficiaries of this Agreement.

17.
Waiver of Jury Trial.  Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

18.
Jurisdiction.  Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.  Each of the parties hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 5.

*     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the day and year first above written.
PURCHASER: CYALUME ACQUISITION CORP.
By: /s/ Yaron Eitan Name: Yaron Eitan Title: CEO and President

PARENT: VECTOR INTERSECT SECURITY ACQUISITION CORP.
By:/s/ Yaron Eitan Name: Yaron Eitan Title: CEO and President

SELLER: GMS ACQUISITION PARTNERS HOLDINGS, LLC
By: /s/ Jason Epstein Name: Jason Epstein Title: CEO

ESCROW AGENT: AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
By: /s/ Alan G. Finn Name: Alan G. Finn Title: V.P.

Signature Page to
Escrow Agreement

Schedule 1

Name of Member
Cova Small Cap Holdings LLC
Kline Hawkes Pacific, L.P.
Stephen Weinroth
The Volpe Revocable Trust
Kline Hawkes Pacific Friends Fund, LLC
Jim Valentine
Joseph M. Cohen
The Charlton T. Volpe 2003 Irrevocable Trust
The Dwight Andrew Volpe 2004 Irrevocable Trust
Bruce Raben
Marceau Schlumberger
Paul Lipari Living Trust
Murray Schwartz
Emil Jachmann
Michael Bielonko
Tom McCarthy
Earl Cranor
Paul Challenger
Sandor Weisz

EXHIBIT A

JOINT NOTICE OF INSTRUCTION TO RELEASE ESCROWED SHARES
FROM ESCROW ACCOUNT

___________, ______

American Stock Transfer & Trust Company, LLC
6201 Fifteenth Avenue
Brooklyn, NY  11219
Attn:  Corporate Trust Department
Facsimile No.:  (718) 331-1852

Re:
Escrow Agreement dated as of December [19], 2008 (the "Escrow Agreement"), by and among Cyalume Acquisition Corp., Vector Intersect Security Acquisition Corp., GMS Acquisition Partners Holdings, LLC and American Stock Transfer & Trust Company, LLC, as escrow agent

Ladies and Gentlemen:

Please be advised that distribution equal to the number of _________ shares of Parent Common Stock is required to be made to Purchaser.  Accordingly, each of the undersigned irrevocably instructs you to promptly distribute such number of Escrowed Shares to Purchaser.  Capitalized terms used but not defined herein have the meanings given to them in the Escrow Agreement.
Very truly yours,
VECTOR INTERSECT SECURITY ACQUISITION CORP., a Delaware corporation	GMS ACQUISITION PARTNERS HOLDINGS, LLC, a Delaware limited liability company
By:__________________________ Name: _______________________ Title: ________________________	By: ______________________ Name: ____________________ Title: _____________________

EXHIBIT B

ESCROW AGENT FEES

Initial Set-up Fee	$1,000

Annual Administration Fee	$2,500